     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2001
                                                 REGISTRATION NO. 333-______


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            EMPYREAN BIOSCIENCE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                            86-0973095
     (State or Other Jurisdiction of              (I.R.S. Employer
      Incorporation or Organization)             Identification No.)

                        23800 COMMERCE PARK ROAD, SUITE A
                               CLEVELAND, OH 44122
          (Address of Principal Executive Office, Including Zip Code)

                              --------------------

                  EMPYREAN DIAGNOSTICS LTD. STOCK OPTION PLAN
                   1998 EMPYREAN BIOSCIENCE, INC. STOCK PLAN
                            (Full Title of the Plan)

                              --------------------

                                      COPY TO:
RICHARD C. ADAMANY, PRESIDENT         JOSEPH G. TEGREENE, ESQ.
EMPYREAN BIOSCIENCE, INC.             BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
23800 COMMERCE PARK ROAD, SUITE A     2300 BP TOWER
CLEVELAND, OH  44122                  200 PUBLIC SQUARE
(216) 360-7900                        CLEVELAND, OH  44114-2378
                                      (216) 363-4500
                                      (Name, Address, and Telephone Number of
                                      Agent for Service)


                                            CALCULATION OF REGISTRATION FEE
------------------------------------- --------------------- --------------------- ---------------- -----------------
                                                                                     Proposed
                                                                  Proposed            Maximum         Amount of
Title of Securities to be                    Amount           Maximum Offering       Aggregate       Registration
Registered                              to be Registered    Price per Share (1)   Offering Price         Fee
------------------------------------- --------------------- --------------------- ---------------- -----------------
Common Stock, $.0001 par value(2)          8,812,996              $.528(5)          $4,653,261          $1,163
------------------------------------- --------------------- --------------------- ---------------- -----------------
Common Stock, $.0001 par value(3)          2,000,000              $.41(6)           $  820,000          $  205
------------------------------------- --------------------- --------------------- ---------------- -----------------
Common Stock, $.0001 par value(4)            658,025              $.464(7)          $  305,324          $   76
------------------------------------- --------------------- --------------------- ---------------- -----------------
TOTAL REGISTRATION FEE                            --                 --             $5,778,585          $1,444
------------------------------------- --------------------- --------------------- ---------------- -----------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 as amended.

(2) Represents shares of Common Stock issued or to be issued to employees, directors, officers and consultants pursuant to options granted prior to March 28, 2001. See "Selling Shareholders."

(3) Represents shares of Common Stock to be issued to employees, directors, officers and consultants pursuant to options not granted as of March 28, 2001.

(4) Represents shares of Common Stock issued to directors, officers, employees, and consultants as compensation. See "Selling Shareholders."

(5) Represents average exercise price of shares of Common Stock underlying options granted prior to March 28, 2001.

(6) Represents average bid and prices on March 26, 2001 of shares of Common Stock issuable on exercise of options not yet granted as of March 28, 2001.

(7) Represents average price of shares of Common Stock issued as compensation (average of prices on dates of issuance, as quoted on the Over-the-Counter Bulletin Board).

                                EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the 1933 Act to register shares of Common Stock underlying options issued or to be issued to employees, directors, officers and consultants, and shares of Common Stock issued as compensation to employees, directors, officers and consultants. In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Under cover of this Form S-8 is a Reoffer Prospectus prepared in accordance with
Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 6,669,692 shares of common stock acquired by Selling Shareholders.

                               REOFFER PROSPECTUS

                            EMPYREAN BIOSCIENCE, INC.
                        23800 COMMERCE PARK ROAD, SUITE A
                              CLEVELAND, OHIO 44122

                        6,699,692 SHARES OF COMMON STOCK

The shares of common stock, $.0001 par value, of Empyrean Bioscience, Inc. offered by this Prospectus consists of 6,699,692 shares which will be sold from time to time by the individuals set forth in the Selling Shareholders section of this Prospectus. The Selling Shareholders have acquired, or will acquire, a total of 6,041,667 shares pursuant to options for the purchase of shares granted under our Stock Option Plans. The Selling Shareholders have also acquired 658,025 shares of Common Stock granted under employment and consulting agreements. The shares offered by Selling Shareholders will be reoffered, from time to time, for sale to the public.

Sales by Selling Shareholders may occur in transactions on the Over-the-Counter Bulletin Board at prevailing market prices or in negotiated transactions. We will not receive proceeds from the sale of any of the shares sold by Selling Shareholders. However, we will receive proceeds from the exercise of options. We are paying for the expenses incurred in registering the shares offered by Selling Shareholders.

To our knowledge, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the shares held by them. Each of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of shares held by Selling Shareholders may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

The Common Stock is publicly traded on the Over-the-Counter Bulletin Board under the symbol "EMDG." The Common Stock is not listed on any exchange or on NASDAQ.

Until the date 90 days after the filing of this Reoffer Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THIS INVESTMENT INVOLVES RISK. PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------
The date of this Prospectus is March 28, 2001

                                TABLE OF CONTENTS

                                                                     Page

Where You Can Find More Information............................       2
Incorporated By Reference Documents............................       2
Summary........................................................       3
Risk Factors...................................................       4
Use of Proceeds................................................      12
Selling Shareholders...........................................      12
Plan of Distribution...........................................      13
Legal Matters..................................................      13
Experts........................................................      13

                              ---------------------

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. On January 31, 2001, our Registration Statement on Form S-4 was declared effective pursuant to the Securities Act of 1933. You may read and copy any such reports and information at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System at the SEC's Internet web site (http://www.sec.gov).


                       INCORPORATED BY REFERENCE DOCUMENTS

The SEC allows the Company to "incorporate by reference" information into this Reoffer Prospectus, which means that we can disclose important information to you by referring you to another document filed or to be filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus. Each of the documents listed below in (i) through (vii) are hereby incorporated by reference into this Prospectus.

(i) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000.

(ii) Our Joint Proxy/Prospectus dated January 31, 2001, filed with the Commission on February 20, 2001.

(iii) Our quarterly reports filed on Form 10-QSB for the fiscal periods ended March 31, 2000, June 30, 2000 and September 30, 2000, filed with the Commission May 15, 2000, August 9, 2000, and November 14, 2000, respectively.

(iv) Our Form 8-K dated April 10, 2000, filed with the Commission on April 18, 2000.

(v)   Our Form 8-K dated May 3, 2000, filed with the Commission on May 10, 2000.

(vi) Our Form 8-K dated August 10, 2000, filed with the Commission on August 17, 2000.

(vii) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

We will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to our Chief Financial Officer at the Company's executive office, located at 23800 Commerce Park Road, Suite A, Cleveland, Ohio 44122. Our telephone number is
(216) 360-7900.


                                     SUMMARY

THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT OUR COMPANY. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU OR INCORPORATED BY REFERENCE.


Our Business

We market, sell and distribute innovative personal care products that are intended to prevent the spread of infectious disease. We currently market and sell a hand sanitizer and first aid antiseptic product in lotion and towelette forms and an antibacterial surface disinfect cleaner. We sell our products over the counter in retail markets and to commercial, industrial and institutional customers in the United States. We also have licensing rights in the United States to a microbicidal contraceptive gel as well as a line of related products such as baby wipes and a disinfectant surface spray. We intend to market and sell these additional preventative products based on a formula licensed to us by International Bioscience Corporation.

On March 20, 2001, our stockholders approved a reincorporation of the Company in Delaware through a merger of the Company into our wholly-owned subsidiary, which is a Delaware corporation. The merger and reincorporation were effective on March 21, 2001. The reincorporation will not affect our ongoing business or our management.


                                  RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the Common Stock offered by this Reoffer Prospectus.


RISKS RELATING TO OUR BUSINESS:

FDA Decisions May Adversely Affect Marketing Our Hand Sanitizer, Resulting In Loss Of Sales.

The Food and Drug Administration regulates the manufacture and sale of hand sanitizers. In April 1999, the FDA took an adverse position regarding the marketing of a lotion, made and sold by the Andrew Jergens Co., that contained an active ingredient similar to the one in our hand sanitizer and first-aid antiseptic. If the FDA decides similarly regarding our hand sanitizer and first-aid antiseptic, we would be required to modify the labeling and marketing of our product using only the claims allowed for first-aid antiseptic products. As a result, sales of our hand sanitizer and first-aid antiseptic, our primary product, could suffer and we could go out of business.

FDA hand sanitizer regulations require that hand sanitizers be marketed for hand use only. We believe that our marketing claims comply with this FDA requirement. Our product is labeled as a hand sanitizer and first-aid antiseptic and its hand sanitizer directions state that it is for hand use only. The Jergens product claimed to be a lotion, implying it may be used on all skin parts. Our hand sanitizer and first-aid antiseptic also claims that it helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns. We are unaware that the Jergens product made the same or similar claims. We understand that the Jergens product has been discontinued. Our label claims that our hand sanitizer and first-aid antiseptic is long lasting. That claim is not provided for under either the hand sanitizer monograph or the first-aid antiseptic monograph. However, based on studies conducted by IBC, we believe we could independently substantiate this claim to the FDA if required. We do not make prophylactic claims with respect to our hand sanitizer and first-aid antiseptic.

If the FDA prohibited the use of benzalkonium chloride in our hand sanitizer and first-aid antiseptic, we would be forced to market this product using only the claims allowed for first-aid antiseptic products. Further, any claims we make about a first-aid antiseptic product which are not within the FDA's first-aid antiseptic rules would have to be substantiated to the FDA or omitted.

We May Not Be Able To Obtain Sufficient Capital To Fund Our Operations And, As A Result, We May Cut Back Or Discontinue Operations Or Limit Our Business Strategies.

While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms, or at all. If adequate funds are not available, we may be required to cut back or discontinue one or more of our product introductions, sales, marketing or distribution programs or plans; or reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to one or more of our technologies or products.

Our future capital requirements will depend on many factors, including:

         o the progress of our product introductions, sales, marketing and distribution efforts;

         o  the scope and results of clinical trials related to our products;

         o  the progress in filing for and obtaining regulatory approvals;

         o  the rate of technological advances;

         o  the market acceptance of our products;

         o  the levels of administrative and legal expenses; and

         o  competitive products.

In addition, future financing may be increasingly difficult to obtain due to such factors as our limited operating history and results, the level of risk associated with our business and business plans, increases in our vulnerability to general economic conditions, and increased stockholder dilution. Debt financing, if available, may have several negative effects on our future operations, including:

         o a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

         o increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

         o we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

A Third Party Claim May Adversely Affect Our Rights To Make Or Sell Our Products And We Would Be Unable To Generate Revenues.

Our hand sanitizer and first-aid antiseptic product is based on a formula licensed to us by IBC. A third party claims a prior worldwide licensing and marketing right without an expiration date to use the IBC formula. If the claim is successful, it could materially adversely affect our rights to license and market our hand sanitizer and first-aid antiseptic and future potential products that may be developed based on the IBC formula. IBC is seeking a declaratory judgment that the third party has no rights in the product line, but the litigation may not succeed. If IBC does not succeed, we may be unable to market, sell or distribute our hand sanitizer and first-aid antiseptic or any other products under development. If that were to occur, IBC has agreed to assign us certain rights. However, we may be unable to generate revenues, which would likely require the termination of our business.

We Expect To Incur Losses For The Foreseeable Future And Continued Losses Could Result In Our Inability To Fund Business Operations And Cause Our Stock Price To Decline.

We expect to incur a net loss in 2000 and at least through 2001. We have incurred a net loss in each year of our existence. We incurred losses of $2,596,000 in 1997, $3,147,000 in 1998 and $4,785,000 in 1999. We incurred a loss of $7,417,000 for the nine months ended September 30, 2000. We may never make a profit. These losses are due in part to expenses associated with sales and marketing, overhead, market development and in 2000, the settlement of our litigation with IBC. As a result, our accumulated deficit has increased from $12,629,000 at December 31, 1996 to $30,573,000 at September 30, 2000. If we
continue to incur losses, we would not be able to fund continuing business operations, which could lead to the limitation or closure of some or all of our operations.

Existing Or Potential Markets May Not Accept Our Products And We May Experience An Inability To Generate Revenue Or Profits.

Our success depends significantly on obtaining and increasing penetration of existing and new markets and the acceptance of our products in these markets. Our products may not achieve or maintain market acceptance. We also may not be successful in increasing our market share with respect to any of our current products. Market acceptance will depend, in large part, upon our ability to educate consumers, health care providers and other institutional end users as to the distinctive characteristics and benefits of our products. If we fail to achieve significant market acceptance of our preventative products, we would not generate sufficient revenues, lose revenues or make a profit in the future.

Adverse Product Publicity And Product Recalls Of Other Products May Have A Negative Effect On The Sales Or Acceptance Of Our Products And Could Result In A Loss Of Revenues Or Affect Our Ability To Ever Become Profitable.

Antibacterial products containing triclosan as the active ingredient have been the focus of adverse publicity. Some products have been recalled due to triclosan's side effects and its ineffectiveness in killing germs. Although our products do not use triclosan and, we believe, are superior to other antibacterial sanitizing products, adverse publicity stemming from problems with, or recalls of, other products may adversely affect the sales of our products and our ability to ever become profitable. Such confusion about our product identity may cause our customers to confuse our products with those subject to adverse publicity.

We May Incur Significant Liabilities And Expenses If Our Products Cause Personal Injury Or Property Damage.

Although we believe that our products are safe, there is a possibility that personal injury, including death or property damage could occur from the use or misuse of our products. If so, injured parties could initiate significant product liability claims and litigation against us. Any claims relating to our products, even if without merit, may exceed our existing insurance coverages and assets, and we may be required to pay these losses and expenses from funds for operations, causing significant losses.

We Have Limited Sales, Marketing And Distribution Capabilities And Rely Extensively On Third Parties To Market And Distribute Our Products. The Failure Or Unwillingness Of These Parties To Market Our Products Could Limit Our Ability To Generate Revenues Or Profits.

We rely extensively on third party manufacturers' sales representatives and on marketing and distribution companies to market and distribute our products. Accordingly, sales of our products depend largely on the strength and financial condition of others, the expertise and relationships of our manufacturers' sales representatives, marketers and distributors with customers, and the interest of these parties in selling and marketing our products. Our manufacturers' sales representatives and marketing and distribution parties also sell, market and distribute the products of other companies. If we do not generate substantial sales through our manufacturers' sales representatives and distributors, we may not generate sufficient revenues and profits. If our relationships with our third party manufacturers' sales representatives and our marketing and distribution partners were to terminate, we would need to develop relationships with other third parties or substantially increase our own sales and marketing forces. To develop sales and marketing forces internally would require significant cash and other resources and could cause delays or interruptions in our product supply to customers. This could result in the loss of significant sales or customers and limit our ability to become profitable.

We Have No Internal Manufacturing Capability And Depend Heavily Upon Third Party Suppliers, And The Inability Or Unwillingness Of These Third Parties To Supply Our Products Could Result In Interruptions Of Our Product Supply Capability And A Loss Of Customers And Revenues.

Canadian Custom Packaging ("CCP"), the sole third party manufacturer for the IBC formulation that is used in our current product, purchases raw materials used in the manufacture of our product from various suppliers. Since we do not have a written agreement, CCP could terminate our arrangement at any time. CCP and our suppliers may not be able to supply our product in a timely or cost-effective manner or in accordance with specifications. We maintain an inventory of these finished products and carry contingent business interruption insurance on CCP's facility. A lengthy delay or interruption in the supply of these materials or finished products would significantly impair our ability to compete, would cause a loss of revenue and could cause a loss of significant customers.

We Are Subject To Intense Competition And Pricing Pressures From Substantially Larger Competitors, Which Can Limit Our Ability To Ever Make A Profit.

The consumer products industry in which we compete is intensely competitive. Among our more significant competitors are large and well-established companies, including the Dial Corporation, GoJo Industries, Colgate-Palmolive Company, Reckitt & Coleman, Inc., and others. All of these companies have significantly greater financial resources than us and are willing to commit significant resources to protecting or capturing market share. As a result, it will be difficult for us to successfully capture market share from these competitors, promote and advertise our products effectively against the products of these competitors, and develop product innovations in response to market demands and opportunities. We may be unable to successfully compete with these companies even if our products have recognized superior qualities.

In addition, our consumer products and those products we plan to offer are subject to significant price competition. To respond to these competitive and consumer pressures, we may need to cut prices from time to time. We may be unable to absorb price reductions that could cause a loss of sales volume or limit our profits from product sales.

We Depend On Key Employees For Our Success And The Loss Of Our Key Employees Could Limit Our Success.

Our future success will depend in large part on our ability to attract and retain highly qualified managerial and technical personnel. The competition for qualified personnel in our industry is intense and, accordingly, we may be unable to hire or retain necessary personnel. We are presently highly dependent upon the efforts of Mr. Richard C. Adamany, our President and Chief Executive Officer, and Mr. Bennett S. Rubin, our Executive Vice President and Chief Operating Officer. The loss of the services of Mr. Adamany or Mr. Rubin could limit our success in the future. Messrs. Adamany and Rubin are subject to employment agreements.

Government Regulation Of Our Products May Prevent Us From Selling Our Current Product Or May Result In Delays In Launching Or Selling Future Products, And Can Significantly Increase Our Costs.

The testing, manufacture, labeling, distribution, advertising, marketing, and sale of our products are subject to extensive government regulation. To sell some or all of our drug products within the United States, we must comply with FDA guidelines or, through IBC, obtain premarket approval from the FDA. The FDA approval process is very costly, time consuming, and uncertain. It is possible that the FDA will not approve our products or approve them in a timely manner. IBC may not have sufficient resources to complete the required testing and regulatory review process for our products currently under development. Further, we do not have the right under our license agreement from IBC to independently seek FDA approval of any of the IBC products.

Approval by the FDA is subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of products from the market. Also, the FDA may restrict or prohibit us from making pertinent product claims and this may limit the successful marketing of our products or may reduce the price for our products. Finally, if we and/or IBC fail to comply with requirements for testing, manufacturing, labeling, distributing, advertising, marketing, and selling drugs, we may be subject to administrative or court-imposed sanctions. These sanctions could include product recalls or seizures, injunctions against production, distribution, sales and marketing, delays in obtaining marketing approvals or the refusal of the government to grant approvals, suspensions and withdrawals of previous approvals, and possible criminal prosecution. Our distributors, suppliers and CCP, our third party manufacturer, are subject to the same sanctions.

The Protection Of Our Rights To Our Products May Not Be Complete And This Could Impair Our Ability To Successfully Compete Against Others.

Our ability to effectively compete may be materially dependent upon the proprietary nature of the products that we license from third parties. Currently, there are no patents or patent applications pending with respect to our products. We depend primarily on confidentiality provisions in our written agreements with third parties and on trade secret laws, which vary from jurisdiction to jurisdiction and are subject to interpretation. As a result, we have no ability to prevent third parties from duplicating our products if they can do so without either violating an agreement with us or improperly using our trade secrets. We may never be able to obtain any key patents or other protection and our licensors may never be able to obtain similar protection for our products. Our existing rights may not be sufficient to protect our products, may not be valid, and may not provide significant commercial benefits in any event. Although we do not believe that our products infringe on the patent rights or proprietary rights of others, they may infringe on other products.

We Have A Limited Product Line And Our Inability To Successfully Market Any One Or A Few Of Our Products Could Cause A Significant Decline In Our Revenues Or Future Profitability.

Nearly all of our revenues from product sales in 1999 and 2000 were derived from our hand sanitizer and first-aid antiseptic product. Towelettes were introduced in the fourth quarter of 2000. The GEDA Plus(R) microbicidal contraceptive gel will not be available for sales, marketing and distribution in the United States until an IND (Investigative New Drug) number is obtained from the FDA by IBC and Phase III studies acceptable to the FDA are completed. These studies must successfully demonstrate that the gel is safe and effective both as a contraceptive and as a preventative of sexually transmitted diseases. Neither successful completion of the study nor FDA approval can be assured. In the foreseeable future, we expect most of our revenue will derive from sales of the hand sanitizer and first-aid antiseptic lotion and towelette products and the disinfectant surface cleaner introduced in December 2000. Since we lack product diversification, our ability to generate revenues or profits depends on our successful introduction of new products and marketing of existing products.

We Have No Research And Development Rights Under Our License Agreement With IBC And Our Success Depends In Part On IBC's Research And Development Efforts. IBC's Inability To Develop New Products Or Improvements Of Existing Products May Harm Our Future Profitability And Ability To Generate Revenues.

Due to the early developmental stage of our business, we expended only limited amounts on research and development of infectious disease preventative products in 1999 and 2000. Additionally, effective with the settlement of the lawsuit with IBC in August 2000, responsibility for research and development of products based on the IBC formulation rests exclusively with

IBC. Since our only products on the market to date are our hand sanitizer and first-aid antiseptic lotion and towelette products, our success depends heavily on the ability of IBC to develop additional products using the IBC formulation. Unless IBC is able to obtain and devote sufficient resources to research and development efforts, we may only have limited product offerings based on the IBC formulation in the future. As a result, this may limit our ability to achieve market acceptance, to leverage that acceptance through the introduction of follow-on products, or to better diversify our risks through multiple product offerings. As a result, we may fail to achieve significant growth in revenues or profitability in the future.

Our Inability To Manage Growth May Strain Our Resources And Systems.

We anticipate additional growth in the scope and geographic areas of our operations as current and new products are developed and commercialized. This growth, if achieved, will result in an increase in responsibilities for management personnel. Our ability to manage growth effectively will require us to continue to implement and improve our operating, financial and management information systems and to train and motivate our employees. Our failure to manage any expansion effectively could strain our resources and systems and result in further operating losses, or the loss of customers and revenues.

International Sales Of Our Products Through Our Joint Venture With IBC Expose Us To Currency Fluctuations And Other Special Risks, Which Could Reduce Or Eliminate Profits Or Cause Operating Losses.

We are attempting to expand the sale of our current products and to introduce new products under development in several foreign countries through our joint venture with IBC. Our international sales efforts are subject to several customary risks of doing business abroad, including regulatory requirements, political and economic instability, trade barriers, foreign taxes and tariff restrictions, restrictions on the ability to transfer funds, and export licensing requirements. In addition, although our limited foreign transactions to date have been U.S. dollar denominated, foreign customers may later require us to receive payment in foreign currency. Fluctuations in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the price of our products in foreign markets, which could reduce or eliminate our ability to generate profits from the sale of these products or cause significant operating losses.


RISKS RELATING TO OUR STOCK:

The Lack Of A Mature Trading Market For Our Common Stock May Cause Our Stock Price To Decline Significantly And Limit The Liquidity Of Our Common Stock.

We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited, Which Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock.

Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There Are A Large Number Of Shares Underlying Our Warrants And Options That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

All of the shares being offered hereby will be eligible for resale without restriction on the date of this Prospectus. These shares will represent 17.5% of our issued and outstanding common stock. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon exercise of outstanding options will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

Our Stock Price May Be Volatile Due To Factors Beyond Our Control Which Could Subject The Value Of Our Shares To Rapid Decline.

The securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company. This is especially true for emerging companies like ours and for other companies in our industry. For instance, stock prices can be significantly impacted by announcements of technology innovations or new products by other companies, release of reports by securities analysts or regulatory developments. Economic or other external factors, as well as quarterly fluctuations in our or in our competitors' operating results, also can have a significant impact on our stock price. For example, during 2000, the closing bid price of our common stock quoted on the Over-The-Counter Bulletin Board ranged from a low of $0.24 per share to a high of $3.56 per share. We have experienced similar fluctuations in other periods.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered by Selling Shareholders. However, we will receive proceeds from the exercise of options. All proceeds received as a result of the exercise of options will be used as working capital for our operations.


                              SELLING SHAREHOLDERS

The following table sets forth as of March 26, 2001 certain information with respect to Selling Shareholders. The number of shares which may actually be sold by Selling Shareholders will be determined from time to time by them and will depend upon a number of factors, including the price of our Common Stock from time to time. Because Selling Shareholders may offer all or none of the shares that they hold and because the offering contemplated by the Reoffer Prospectus is not being underwritten, no estimate can be given as to the number of shares that will be held by Selling Shareholders upon termination of such offering.

No Selling Shareholder has told us that he or she intends to engage in passive market making transactions or in short selling activities. Passive market making transactions or short selling activities, if undertaken, are restricted by the requirements of Regulation M of the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------------------------------------------
                                                                                   NUMBER OF       % OF SHARES
                                               NUMBER OF                           SHARES OF          (1% OR
                                            SHARES OF COMMON      NUMBER OF       COMMON STOCK      GREATER) OF
                                              STOCK OWNED         SHARES(2)          OWNED          COMMON STOCK
                                                 BEFORE          REGISTERED         AFTER(4)        OWNED AFTER
NAME(1)                                       REGISTRATION      BY PROSPECTUS     REGISTRATION     REGISTRATION
--------------------------------------------------------------------------------------------------------------------
Richard C. Adamany                                550,000         2,746,341           550,000           1.1%
--------------------------------------------------------------------------------------------------------------------
Lawrence D. Bain                                2,404,884           100,000         2,404,884           4.9%
--------------------------------------------------------------------------------------------------------------------
Brenda K. Brown                                   126,200           173,323           126,200            --
--------------------------------------------------------------------------------------------------------------------
Robert G.J. Burg II                                67,178           104,237            67,178            --
--------------------------------------------------------------------------------------------------------------------
Michael Cicak                                   1,137,178             4,237         1,137,178           2.3%
--------------------------------------------------------------------------------------------------------------------
Andrew Fishleder, MD                              227,637           104,237           227,637            --
--------------------------------------------------------------------------------------------------------------------
Bennett S. Rubin                                  550,000         2,738,212           550,000           1.1%
--------------------------------------------------------------------------------------------------------------------
Pat J. Buccilli                                        --           118,292                --            --
--------------------------------------------------------------------------------------------------------------------
Neal D. Horrigan                                  225,000           188,618           225,000            --
--------------------------------------------------------------------------------------------------------------------
Sandra J. Rakar                                     5,000           117,073             5,000            --
--------------------------------------------------------------------------------------------------------------------
Diane Springob                                      6,580            20,376             6,580            --
--------------------------------------------------------------------------------------------------------------------
Douglas G. Furth                                  153,000           284,746(3)        153,000            --
--------------------------------------------------------------------------------------------------------------------

(1) Includes employees, directors, officers and consultants. Messrs. Adamany Bain, Burg, Cicak, Fishleder and Rubin are currently members of the Board. Mr. Adamany is also our President and Chief Executive Officer. Mr. Rubin is also our Executive Vice President and Chief Operating Officer. Ms. Brown is our Vice President and Chief Financial Officer. Mr. Buccilli is our Director of Sales. Mr. Horrigan is our Vice President of Operations. Ms. Rakar is our Director of Marketing. Ms. Springob is our Office Manager.

(2) Includes shares issued and shares underlying Options, exercised and to be exercised.

(3) Mr. Furth is a consultant. 284,746 shares were issued to him as compensation for services.

(4) Assumes the sale by Selling Shareholders of all of the shares offered hereby.

                              PLAN OF DISTRIBUTION

Selling Shareholders may sell shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Selling Shareholders may sell shares to or through broker-dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be less than or in excess of customary commissions).

Selling Shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by a Selling Shareholder will be borne by him or her.

In addition to any shares sold hereunder, Selling Shareholders may, at the same time, sell any shares of Common Stock, including the shares offered by this Reoffer Prospectus, in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that Selling Shareholders will sell all or any portion of the shares offered by this Reoffer Prospectus.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio.


                                     EXPERTS

The consolidated financial statements of the Company as of December 31, 1999 and 1998 and for each of the years then ended included in its Annual Report (Form 10-KSB) for the year ended December 31, 1999, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon, included therein and incorporated by reference in this Registration Statement. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed by Empyrean Bioscience, Inc. ("Registrant") with the Securities and Exchange Commission are hereby incorporated or deemed to be incorporated by reference in this Registration
Statement:

(i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000.

(ii) Joint Proxy/Prospectus dated January 31, 2001, filed with the Commission February 20, 2001.

(iii) Quarterly reports filed on Form 10-QSB for the fiscal periods ended March 31, 2000, June 30, 2000 and September 30, 2000, filed with the Commission May 15, 2000, August 9, 2000, November 14, 2000, respectively.

(iv)   Form 8-K dated April 10, 2000, filed with the Commission on April 18,
       2000.

(v)    Form 8-K dated May 3, 2000, filed with the Commission on May 10, 2000.

(vi)   Form 8-K dated August 10, 2000, filed with the Commission on August 17,
       2000.

(vii) The description of the Registrant's common stock contained in the Joint Proxy/Prospectus dated January 31, 2001, filed with the Commission February 20, 2001.

(viii) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents. Any statement incorporated by reference in this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation Laws of the State of Wyoming and the Company's Bylaws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the directors is limited as provided in the Company's Articles of Incorporation.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The options were issued to employees, directors, officers and consultants pursuant to the 1997 and 1998 Stock Plans. The shares were issued to employees, directors, officers and consultants as compensation. These sales were made in reliance on the exemption from registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public "offer" or "sale."


ITEM 8. EXHIBITS

        4.1 Articles of Incorporation and Bylaws of Registrant (incorporated by reference from the Registrant's Proxy/Prospectus dated January 31, 2001 filed with the Commission on February 20, 2001).

        4.2 1998 Empyrean Diagnostics, Ltd. Stock Plan dated November 20, 1998 (incorporated by reference from Exhibit 10.4 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission on March 30,
               2000).

        4.3 Empyrean Diagnostics, Ltd. Stock Option Plan dated effective August 25, 1997.

        5.1 Opinion of Benesch, Friedlander, Coplan & Aronoff, LLP, Counsel to the Company regarding legality.

        10.1 Consulting Agreement between Registrant and Douglas G. Furth dated February 3, 2001.

        23.1   Consent of Grant Thornton LLP, independent auditors.

        23.2 Consent of Benesch, Friedlander, Coplan & Aronoff, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement ).


ITEM 9. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant under Section 13 or
       Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 27, 2001.

                                   EMPYREAN BIOSCIENCE, INC.

                                   /s/ Richard C. Adamany
                                   ------------------------------------------
                                   By: Richard C. Adamany
                                   Its: President, Chief Executive Officer
                                        and Director

Pursuant to the requirements of the 1933 Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 27, 2001.


/s/ Richard C. Adamany                President, Chief Executive Officer
------------------------------          and Director
Richard C. Adamany


/s/ Bennett S. Rubin                  Executive Vice President, Chief Operating
-------------------------------         Officer, Secretary and Director
Bennett S. Rubin


/s/ Brenda K. Brown                   Vice President and Chief Financial Officer
-------------------------------
Brenda K. Brown


/s/ Lawrence D. Bain                  Chairman of the Board
-------------------------------
Lawrence D. Bain


/s/ Robert G.J. Burg, II              Director
-------------------------------
Robert G.J. Burg, II


/s/ Michael Cicak                     Director
--------------------------------
Michael Cicak

/s/ Andrew J. Fishleder               Director
--------------------------------
Andrew J. Fishleder